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                                   UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                      FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number  0-21076

                         FIRST SHENANGO BANCORP, INC.
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             (Exact name of registrant as specified in its charter)


     25 North Mill Street, New Castle, Pennsylvania 16101 (724) 654-6605
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Common Stock, $0.10 par value per share
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              (Title of each class of securities covered by this Form)


                                      None
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   X                Rule 12h-3(b)(1)(ii)
                             ---                                     ---
        Rule 12g-4(a)(1)(ii)                   Rule 12h-3(b)(2)(i)
                             ---                                     ---
        Rule 12g-4(a)(2)(i)                    Rule 12h-3(b)(2)(ii)
                             ---                                     ---
        Rule 12h-3(b)(1)(i)   X                Rule 15d-6
                             ---                                     ---

As of June 29, 1998, First Shenango Bancorp, Inc. merged with and into Signal Corp. This Form 15 is being filed by Signal Corp, as the successor issuer.

Approximate number of holders of record as of the certification or notice
date:   None.

Pursuant to the requirements of the Securities Exchange Act of 1934, Signal Corp has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: June 30, 1998                   By: /s/ James J. Little
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                                          James J. Little, President and
                                           Chief Operating Officer